Exhibit 5.1

Campbells LLP
Floor 4, Willow House, Cricket Square
Grand Cayman KY1-9010
Cayman Islands
JHD Technologies Limited
Floor 4, Willow House, Cricket Square	D +1 345 914 5875
Grand Cayman KY1-9010	T +1 345 949 2648
Cayman Islands	E cpywell@campbellslegal.com

campbellslegal.com

Our Ref: CCP/10486-34526
Your Ref:

23 November 2021

CAYMAN | BVI | HONG KONG

Dear Sirs

JHD Technologies Limited (the “Company”)

We have acted as counsel as to Cayman Islands law to the Company in connection with the listing of securities of the Company (the “Listing”) pursuant to the Second Amended and Restated Business Combination Agreement dated as of 7 October 2021, as amended by the First Amendment thereto dated 12 November 2021, by and among, amongst others, East Stone Acquisition Corporation (“East Stone”), JHD Holdings (Cayman) Limited, the Company, Yellow River MergerCo Limited, Navy Sail International Limited, Yellow River (Cayman) Limited and Double Ventures Holdings Limited (the “Agreement”) and the Company’s registration statement on Form S-4, including all amendments or supplements thereof, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including any amendments thereof and exhibits thereto, the “Registration Statement”) for the purposes of registering with the Commission under the Act the offering and sale of:

(a)	17,703,500 ordinary shares of the Company of a par value of US$0.0001 each (“Ordinary Shares”);

(b)	14,150,000 warrants to purchase Ordinary Shares, each such warrant exercisable to purchase one half (1/2) of one Ordinary Share (the “Warrants”);

(c)	7,075,000 Ordinary Shares that may be issued upon exercise of the Warrants;

(d)	1,415,000 Ordinary Shares that may be issued upon exercise of the rights to receive one-tenth of an Ordinary Share upon the consummation of a business combination (the “Rights”); and

(e)	690,000 Ordinary Shares that may be issued upon exercise of the Representative’s Warrants (as defined below), (the “Securities”).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

For the purposes of giving this opinion, we have examined the documents and instruments listed in Schedule 1 hereto.

In giving this opinion we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion, of the Director’s Certificate and assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted by the courts of the Cayman Islands at the date hereof.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3 hereto, we are of the opinion that under the laws of the Cayman Islands:

1	The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

2	Based solely on the Director’s Certificate, our review of the Shareholder Resolutions and the IPO Memorandum and Articles, upon the IPO Memorandum and Articles and the Shareholder Resolutions becoming effective, the authorised share capital of the Company will be US$20,050 divided in to 200,000,000 Ordinary Shares of par value US$0.0001 each and 500,000 Preferred Shares of par value US$0.0001 each.

3	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Agreement and the Warrant Documents, the issuance of Ordinary Shares upon the exercise of the Representative’s Warrants in accordance with the Agreement and the Representative’s Warrant Documents and the issuance of Ordinary Shares upon the conversion of the Rights in accordance with the Agreement and the Rights Documents) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and the Agreement, and in accordance with the terms set out in the Registration Statement and the Agreement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Agreement and the Warrant Documents, the issuance of Ordinary Shares upon the exercise of the Representative’s Warrants in accordance with the Agreement and the Representative’s Warrant Documents and the issuance of Ordinary Shares upon the conversion of the Rights in accordance with the Agreement and the Rights Documents), such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members of the Company.

4	The execution, delivery and performance of the Company Documents has been authorised (or ratified, as appropriate) by and on behalf of the Company and, once the Company Documents have been duly executed and delivered on behalf of the Company, the Company Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Securities pursuant to the Registration Statement, and may not be relied upon by any other person without our prior written consent. This opinion shall be construed in accordance with the laws of the Cayman Islands. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement under the heading “Legal Matters”. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells LLP

Campbells LLP

Schedule 1

List of Documents Examined

1	Certificate of Incorporation of the Company dated 10 February 2021 issued by the Registrar of Companies;

2	Memorandum and Articles of Association of the Company as filed with the Registrar of Companies on 10 February 2021 (the “Memorandum & Articles of Association”) and the amended and restated memorandum and articles of association of the Company to be adopted by special resolution to be effective immediately before the Listing (the “IPO Memorandum and Articles”);

3	Certificate of Good Standing in respect of the Company dated 9 November 2021 issued by the Registrar of Companies;

4	Director’s Certificate certifying matters of fact and signed by a director of the Company dated 23 November 2021 (the “Director’s Certificate”);

5	Resolutions of the sole Director of the Company dated 16 February 2021 and 23 November 2021 (the “Resolutions”);

6	A draft of the written resolutions of the sole shareholder of the Company (the “Shareholder Resolutions”) which includes a resolution to adopt the IPO Memorandum and Articles and adopt the revised authorised share capital of the Company in the manner therein to be effective immediately before the Listing;

7	A copy of the Registration Statement;

8	A copy of the Agreement;

9	A copy of the warrant agreement dated as of 19 February 2020 between East Stone and Continental Stock Transfer & Trust Company (the “East Stone Warrant Agreement”);

10	A copy of the share purchase warrant for the purchase of ordinary shares of East Stone made by East Stone in favour of I-Bankers Securities, Inc. dated 24 February 2020 (the “I-B Representative’s Warrant”);

11	A copy of the share purchase warrant for the purchase of ordinary shares of East Stone made by East Stone in favour of EarlyBirdCapital, Inc. dated 24 February 2020 (together with the I-B Representative’s Warrant, the “Representative’s Warrants”);

12	A draft form of the assignment, assumption and amendment agreement in respect of the East Stone Warrant Agreement to be made between the Company, East Stone and Continental Stock Transfer & Trust Company (the “Warrant Assumption Agreement”) and the form of warrant certificate constituting the Warrants (the “Warrant Certificate”, and together with the Warrant Assumption Agreement and the East Stone Warrant Agreement, the “Warrant Documents”);

13	A draft form of the acknowledgement agreement in respect of the Representative’s Warrants to be made between the Company, East Stone, I-Bankers Securities, Inc. and EarlyBirdCapital, Inc. (the “Representative’s Warrant Assumption Agreement” and, together with the Representative’s Warrants, the “Representative’s Warrant Documents”);

14	A copy of the rights agreement dated as of 19 February 2020 between East Stone and Continental Stock Transfer & Trust Company and the form of the rights certificate constituting the Rights (the “Rights Documents”); and

15	Such other documents as we have considered necessary for the purposes of rendering this opinion.

The documents listed in paragraphs 8 to 14 (inclusive) above are herein referred to as the “Documents”, and the Agreement, the Warrant Assumption Agreement, the Warrant Certificate and the Representative’s Warrant Assumption Agreement are herein referred to as the “Company Documents”.

Schedule 2

Assumptions

The opinions hereinbefore given are based upon the following assumptions, which we have not independently verified:

1	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2	The Documents are within the capacity and powers of and have been or will be duly authorised, executed and delivered by each of the parties thereto (other than the Company) and constitute or will when executed and delivered constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

3	The choice of the laws of the jurisdiction selected to govern the Company Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than, in the case of Company, the Cayman Islands).

4	All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

5	The Company was (or will be, as appropriate) on the date of execution of the Company Documents able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by the Company Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Company Documents the Company will be able to pay its debts as they become due.

6	All original documents are authentic, all copies are complete and conform to their originals and conform in every material respect to the latest drafts of the same produced to us, all signatures and seals are genuine, all documents purporting to be sealed have been so sealed, and, with respect to electronic signatures, that: (i) the means of creating the electronic signatures is linked to the signatory and to no other person; (ii) the means of creating the electronic signature was, at the time of signing, under the control of the signatory; (iii) no alteration to the electronic signature has been made after the time of signing; and (iv) any alteration made to the documents executed by way of an electronic signature after the time of signing is detectable.

7	The minute book of the Company and all other corporate records of the Company (other than those referred to in Schedule 1), which we have specifically not reviewed, do not disclose anything which would affect any opinion given herein.

8	The copies produced to us of minutes of meetings and/or of resolutions (including the Resolutions) correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions (including the Resolutions) were duly passed and are in full force and effect and have not been revoked or rescinded.

9	No monies paid to or for the account of any party under the Documents represents or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) and the Terrorism Act (as revised), respectively) and the parties thereto will comply, or have complied, with their obligations under the Proceeds of Crime Act, the Terrorism Act, the Anti-Money Laundering Regulations (as revised) and the Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands.

10	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Rights, the Warrants or the Ordinary Shares.

11	The Company will receive money or money’s worth in consideration for the issue of the Securities and no shares of the Company were or will be issued for less than par value.

12	The Shareholder Resolutions will be passed in the manner prescribed in the Memorandum and Articles and will not be amended, varied or revoked in any respect.

13	At the time of the Listing, the IPO Memorandum and Articles will be in full force and effect and will be unamended.

14	None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights (the “Relevant Interests”) that are subject to a restrictions notice issued pursuant to the Companies Law (as revised) of the Cayman Islands (a “Restrictions Notice”).

15	None of the parties to the Documents (other than the Company) is a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions and/or measures adopted by the United Kingdom extended to the Cayman Islands by the Order of Her Majesty in Council.

Schedule 3

Qualifications

The opinions hereinbefore given are subject to the following qualifications:

1	The term “enforceable” as used above means that the obligations assumed under the Documents are of a type which the courts of the Cayman Islands enforce. However:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands are empowered to make any awards in Cayman Islands dollars although such power is not generally exercised contrary to the expressed intention of contracting parties;

(f)	as a general matter of Cayman Islands law to the extent that a contractual provision is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; however in so far as the Documents provide that where a person fails to perform any of its obligations under, or otherwise breaches the provisions of, the Documents that person may be subject to or suffer remedies for, or consequences of, the failure or breach specified in the Documents or otherwise applicable under any law then those remedies or consequences shall not be unenforceable solely on the basis that they are penal in nature;

(g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;

(h)	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(i)	enforcement may be prohibited or otherwise prejudiced if a Relevant Interest in subject to a Restrictions Notice.

2	Cayman Islands stamp duty will be payable if the Documents (or any of them) are executed in, brought to, or produced before a court of the Cayman Islands. Such stamp duty would not exceed the sum of CI$500 in respect of the Documents.

3	A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, if, for example, it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Under Cayman Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3 of this opinion, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

6	If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

7	Notwithstanding any purported date of execution of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

8	The parties to the Documents are required to comply with the Proceeds of Crime Act, the Terrorism Act, the Anti-Money Laundering Regulations and the Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands.

9	We express no opinion upon the effectiveness of any clause of the Documents providing that the terms of such document may only be amended in writing.

10	The effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

11	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

12	Any provision in the Documents purporting to impose obligations on or grant rights to a person who is not a party to the Documents (a “third party”) is unenforceable by or against that third party unless the third party is expressly identified in the Documents by name, as a member of a class or as answering a particular description, which includes a person nominated or otherwise identified in the terms of the Documents and the Documents expressly provide in writing that the third party may enforce such a term.

13	Where a third party has been granted the right to enforce a term of a contract, the ability of the parties to the contract to rescind the contract, or vary it so as to extinguish or alter the entitlement of the third party under that right, without the consent of such third party are limited.